UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 5

             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to section 16.
    Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person
   John B. Zaepfel
   1401 Walnut Street, Suite 540
   Boulder, Colorado  80302

2. Issuer Name and Ticker or Trading Symbol
   Pro-Dex, Inc./ PDEX

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. June/1998

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below)
   ( ) Other (specify below)


7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person
________________________________________________________________________________
Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
________________________________________________________________________________
1.Title of Security  |2.Trans-|3.Trans-|4.Securities Acquired (A)  |5.Amount of
  (Instruction 3)    |action  |action  |or Disposed of (D)         |Securities
                     |Date    |Code    |(Instr. 3, 4, and 5)       |Beneficially
                     |        |(Instr. |                           |Owned at end
                     |(Month/ | 8)     |                           |of Issuer's
                     | Day/   |        |___________________________|Fiscal Year
                     | Year)  |        | Amount |(A)or(D)|  Price  |(Instr. 3&4)
_____________________|________|________|________|________|_________|____________
                     |        |    |   |        |        |         |
_____________________|________|____|___|________|________|_________|____________
                     |        |    |   |        |        |         |
_____________________|________|____|___|________|________|_________|____________

____________________________________________________________
6.Ownership Form:   |7.Nature of
  Direct (D) or     |  Indirect Beneficial
  Indirect (I)      |  Ownership
  (Instr. 4)        |  (Instr. 4)
____________________|_______________________________________
                    |
____________________|_______________________________________
                    |
____________________|_______________________________________

________________________________________________________________________________
Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securites)
_______________________________________________________________________________
1.Title of Derivative|2.Con-  |3.Trans-|4.Trans-|5.Number of|6.Date   |7.Title
Security (Instr. 3)  |version |action  |action  |Derivative |Exer-    |and
                     |or Exer-|Date    |Code    |Securities |cisable  |amount of
                     |cise    |(Month/ |(Instr. |Acquired(A)|and Ex-  |Under-
                     |Price   | Day/   | 8)     |or Disposed|piration |lying
                     |of De-  | Year)  |        |of (D)     |Date     |Secur-
                     |rivative|        |        |(Instr. 3, |(Month/  |ities
                     |Security|        |        | 4, and 5) | Day/    |(Instr.
                     |        |        |        |___________| Year)   |4)
                     |        |        |        | (A) | (D) |         |
_____________________|________|________|________|_____|_____|_________|_________
Option to Acquire    |        |        |        |           |         |
Pro-Dex,Inc.         |  2.44  |08/28/96|   A    |           |08/28/96-| Common/
Common Stock*        |        |        |        |           |08/28/06 | 20,000
_____________________|________|________|________|___________|_________|_________
Option to Acquire    |        |        |        |           |         |
Pro-Dex, Inc.        |  2.90  |08/28/97|   A    |           |08/28/97-| Common/
Common Stock*        |        |        |        |           |08/28/07 | 15,000
_____________________|________|________|________|___________|_________|_________


__________________________________________________________
8.Price of |9.Number of  |10.Ownership Form |11.Nature of
Derivative |Derivative   |of Derivative     |Indirect
Security   |Securities,  |Security:         |Beneficial
(Instr. 5) |Beneficially |Direct (D) or     |Ownership
           |Owned at End |Indirect (I)      |(Instr. 4)
           |of Year      |(Instr. 4)        |
           |(Instr. 4)   |                  |
___________|_____________|__________________|_____________
           |             |        D         |
___________|_____________|__________________|_____________
           |  35,000     |        D         |
___________|_____________|__________________|_____________


Explanation of Responses:

* The options will expire, if not exercised, 90 days after the Optionee ceases to act as a Director.


SIGNATURE OR REPORTING PERSON
/s/ John B. Zaepfel

DATE
August 7, 1998

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